EXHIBIT 99.1

Contact:              Joe Schierhorn, Chief Financial Officer

          (907) 261-3308

NEWS RELEASE

Northrim BanCorp Reports Profits of  $2.7 Million, or $0.41 Per Diluted Share, in 1Q13

ANCHORAGE, Alaska—April 23,  2013 -- Northrim BanCorp, Inc. (NASDAQ:NRIM) today reported first quarter 2013 net profits rose 4% to $2.7 million, or $0.41 per diluted share, from $2.6 million, or $0.39 per diluted share in the first quarter of 2012.  In the fourth quarter of 2012, Northrim earned $3.2 million, or $0.48 per diluted share, with results positively impacted by record earnings from its mortgage affiliate and a $300,000 negative loan loss provision generated from recoveries in its loan portfolio.

“This month the Alaska Legislature passed important new tax regulations to improve the state’s ability to attract new capital for energy exploration and production,” said Marc Langland, Chairman, President and CEO of Northrim Bancorp.  “Alaska contributed just 8% of the nation’s oil in 2012, down from 25% in 1990, according to the U.S. Energy Information Administration.  Reversing the relative and absolute decline in our energy production is critical to the long-term economic health of Alaska.”

Financial Highlights (at or for the period ended March 31, 2013, compared to December 31, 2012, and March 31, 2012)

•	Diluted earnings per share were $0.41 in the quarter ending March 31, 2013, compared to $0.48 in the preceding quarter and $0.39 per diluted share in the same period in 2012.
•

Total revenues, which include net interest income plus other operating income, were  $13.7 million in the first quarter of 2013,  $15.1 million in the fourth quarter of 2012, and $13.6 million in the first quarter of 2012.

•	Net interest income was $10.6 million in the quarter ending March 31, 2013, compared to $10.8 million in the preceding quarter and $10.4 million in the same period a year ago.
•

Other operating income, which includes revenues from financial services affiliates, service charges, and electronic banking, contributed  23% to total revenues in the quarter ending March 31, 2013, compared to 29% in the fourth quarter and 24% of first quarter revenues in 2012.

•	Northrim paid a quarterly cash dividend of $0.15 per share in March 2013, up from $0.13 per share in March of 2012. The dividend provides a yield of approximately 2.7% at current market share prices.
•	Tangible book value was $19.95 per share at March 31, 2013, compared to $19.67 per share at December 31, 2012 and $18.51 per share a year ago.
•

Asset quality improved with nonperforming assets declining to $8.9 million, or 0.77% of total assets at March 31, 2013, compared to $9.1 million, or 0.78% of total assets at December 31, 2012 and $13.5 million, or 1.25% of total assets a year ago.

•	Total portfolio loans were $721.6 million at March 31, 2013, a 2% increase, compared to $704.2 million at December 31, 2012 and a 9% increase from $664.3 million a year ago.
•	The allowance for loan losses totaled 2.31% of gross loans at quarter end, compared to 2.33% at the end of the fourth quarter of 2012 and 2.45% a year ago.
•

Northrim remains well-capitalized with Tier 1 Capital to Risk Adjusted Assets at March 31, 2013,  of 15.07%, compared to 15.34% at the end of the prior quarter and 15.04% a year ago.  Tangible common equity to tangible assets was 11.37% at March 31, 2013, compared to 11.12% in the preceding quarter and 11.21% a year ago.

•	In June 2012, Northrim was added to the U.S. Small-Cap Russell 2000® Index after the Russell Investment Group reconstituted its comprehensive set of U.S. and global equity indexes in June of 2012.

 “Our first quarter results are usually the quarter most influenced by the seasonality of the Alaska economy,” said Joe Beedle, President and CEO of Northrim Bank.  “Our mortgage affiliate, Residential Mortgage, LLC, generated record

Northrim Reports First Quarter Profit of $2.7 Million

April 23, 2013

volumes last year, particularly in the fourth quarter of 2012.  First quarter 2013 volumes were down from that pace as refinance activity is beginning to moderate, and we are seeing the normal seasonality that we experience every year.  We continue to believe that Residential Mortgage’s loan origination volume will be a  good contributor to 2013, although not at the same levels of the past year.”

Alaska Economic Update

According to the Associated General Contractors of Alaska annual Alaska Construction Spending Forecast, “Construction spending in Alaska in 2013 is estimated to be about $8.4 billion, up 8% from spending in 2012. Increased spending in the oil and gas sector will account for most of this growth. Spending in this sector is expected to be up 13%, from $3.2 billion last year to $3.6 billion in 2013. Also adding to expected growth, a large state capital budget for fiscal year 2013 and $453 million in general obligation bonds that voters approved for transportation projects in the November 2012 election.”

Northrim Bank sponsors the Alaskanomics blog to provide news, analysis and commentary on Alaska’s economy.    Join the conversation at Alaskanomics.com or for more information on the Alaska economy, visit: www.northrim.com and click on the “About Alaska” tab.  Information from our website is not incorporated into, and does not form a part of, this press release.

Balance Sheet Review

Northrim’s assets totaled $1.15 billion at March 31, 2013,  compared to $1.16 billion three months earlier and $1.08 billion a year ago.

Investment securities totaled $226.2 million at March 31, 2013,  compared to $208.6 million at December 31, 2012 and $222.2 million a year ago.  At March 31, 2013, the investment portfolio was comprised of 62% U.S. Agency securities (primarily Federal Home Loan Bank and Federal Farm Credit Bank debt), 11% Alaskan municipality, utility, or state agency securities, 26% corporate securities,  and 1% stock in the Federal Home Loan Bank of Seattle.  At March 31, 2013, the average estimated duration of the investment portfolio was eighteen months, and the portfolio generated an average net tax equivalent yield of 1.46% for the first quarter of 2013.  “We are continuing to keep our investment portfolio in near-term maturities to fund loan growth and reduce the risk to principal balances when interest rates start to rise,” said Joe Schierhorn, Chief Financial Officer.

“Demand for business loans is improving, and our loan officers are working hard to bring in new customers and expand relationships with existing clients,” said Beedle.  “We increased our portfolio loans 2% in the first quarter of 2013 and 9% year-over-year, as our efforts to bring in new customers are continuing to make progress.”  Portfolio loans totaled $721.6 million at March 31, 2013,  compared to  $704.2 million at the end of December 31, 2012, and $664.3 million a year ago.  At March 31, 2013, commercial loans grew 6% in the quarter and 18% year over year to  $289.4 million and accounted for 40%  of portfolio loans, compared to $273.4 million at December 31, 2012, and $246.2 million a year ago.  Commercial real estate loans, of which 22% are owner occupied, totaled $347.9 million at March 31, 2013, and accounted for 48%  of portfolio loans, compared to a total of $344.6 million at December 31, 2012, and $345.7 million at March 31, 2012.  Construction and land development loans totaled $52.8 million at March 31, 2013, and accounted for 7% of portfolio loans, compared to $53.6 million at December 31, 2012 and $36.6 million at March 31, 2012.  “The residential construction market is rebounding, and we continue to be a leading lender for builders in the greater Anchorage market,”  Beedle added.

Loans held for sale decreased to $11.5 million at March 31, 2013, from $11.7 million at December 31, 2012 and $12.3 million a year ago.  The average balance for the quarter for loans held for sale decreased to $6.7 million at March 31, 2013, from $19.2 million at December 31, 2012 and $15.3 million a year ago, reflecting the seasonality in the mortgage market.  Northrim purchases these loans from its mortgage affiliate, Residential Mortgage, pending sale into the secondary market.

The mix of deposits continues to improve with balances in transaction accounts at March 31, 2013 representing 90% of total deposits, up from 88% a year ago.    At March 31, 2013, total deposits were $954.9 million, down 2% from $970.1 million at December 31, 2012, and up 6% from $901.4 million a year ago.

Northrim Reports First Quarter Profit of $2.7 Million

April 23, 2013

Noninterest-bearing demand deposits at March 31, 2013 were up 14% from a year ago, and interest-bearing demand deposits grew 2% over the same period.  At quarter end, money market balances increased 10% and savings account balances were up 12%  from year-ago levels,  while the Alaska CD (a flexible certificate of deposit program) balances were down 2%.  Time deposit balances fell 14%  during the past twelve months. At March 31, 2013, noninterest-bearing demand deposits accounted for 36% of total deposits, interest-bearing demand accounts were 15%, savings deposits were 10%, money market balances accounted for 19%, the Alaska CD accounted for 10%, and time certificates were 10% of total deposits.

Shareholders’ equity increased 8% to $138.1 million, or $21.19 per share, at March 31, 2013,  compared to $128.2 million, or $19.80 per share, a year ago.  At December 31, 2012,  shareholder equity was $136.4 million, or $20.93 per share.    Tangible book value per share was $19.95 at March 31, 2013, compared to $18.51 per share a year ago and $19.67 per share at the end of 2012.  Northrim remains well-capitalized with Tier 1 Capital to Risk Adjusted Assets of 15.07% at March 31, 2013.

Asset Quality

“Asset quality has continued to improve through the concerted efforts of our lending departments,” said Chris Knudson, Chief Operating Officer.     Nonperforming loans declined to 0.61% of portfolio loans from 1.03% a year ago.  The ratio of nonperforming assets (NPAs) to total assets dropped to 0.77% at March 31, 2013, down from 1.25% a year ago.

NPAs were $8.9 million at March 31, 2013, compared to $9.1 million in the preceding quarter and $13.5 million a year ago.  Nonperforming loans declined to $4.4 million at March 31, 2013, as compared to $4.5 million at December 31, 2012 and $6.8 million a year ago.  Other real estate owned (OREO) was $4.5 million at the end of the first quarter of 2013 and at year end 2012, compared to $6.7 million at the end of the first quarter of 2012.

Loans measured for impairment totaled $11.6 million at March 31, 2013,  compared to  $13.1 million at December 31, 2012, and $12.3 million in the first quarter a year ago.

At March 31, 2013, there were $3.3 million of restructured loans included in nonaccrual loans, as compared to $3.5 million at December 31, 2012, and $4.3 million at March 31, 2012.  At March 31, 2013, there were $6.6 million in performing restructured loans that were not included in nonaccrual loans, as compared to $8.6 million at December 31, 2012, and $4.9 million at March 31, 2012.  “Loans to borrowers who are in financial difficulty and who have been granted concessions that may include interest rate reductions, term extensions, or payment alterations are categorized as restructured loans,” said Schierhorn.  “We present restructured loans that are performing separately from those that are in nonaccrual to provide more information on this category of loans and to differentiate between accruing performing and nonperforming restructured loans.”

The coverage ratio of the allowance for loan losses to nonperforming loans increased to 378% at March 31, 2013, compared to 362%  three months earlier, and 239% a year ago.  The allowance for loan losses was $16.6 million, or 2.31% of portfolio loans at March 31, 2013, compared to $16.4 million, or 2.33% of portfolio loans at the end of the preceding quarter and $16.3 million, or 2.45% of portfolio loans a year ago.

Review of Operations:

Revenue and Net Interest Income

Total revenues, which include net interest income plus other operating income, continue to benefit from contributions from our complementary financial business services.  First quarter total revenues were $13.7 million compared to $15.1 million in the fourth quarter of 2012 and $13.6 million in the first quarter of 2012.

First quarter 2013 net interest income declined 2%  to $10.6 million, compared to $10.8 million in the immediate prior quarter and was up 2% from $10.4 million in the first quarter of 2012.

“Loan growth and a healthy mix in our deposit balances are helping to offset the margin pressure created by low interest rates,” Schierhorn noted.  “In addition, our net interest margin continues to be well above the average for the SNL Bank

Northrim Reports First Quarter Profit of $2.7 Million

April 23, 2013

and Thrift Index of 3.02% at December 31, 2012.”    In the first quarter of 2013, Northrim’s net interest margin was 4.32%,  up 7 basis points from 4.25% in the fourth quarter of 2012 and down 21 basis points from 4.53% in the first quarter a year ago.

Provision for Loan Losses

The loan loss provision was $150,000 in the first quarter of 2013, compared to $89,000 in the first quarter a year ago.  In the fourth quarter of 2012, the loan loss provision was negative $300,000 due in part to net loan recoveries of $218,000 that were realized during that period.

Other Operating Income

Northrim has interests in a number of complementary businesses that provide financial services to businesses and individuals, including purchased receivables financing, health insurance plans, mortgage origination, and wealth management.    In the first quarter of 2013, total other operating income was down 28% to $3.1 million from $4.3 million in the preceding quarter and down 2%  compared to $3.2 million in the first quarter a year ago.    “As noted earlier, contributions from our mortgage affiliate hit record levels in the fourth quarter of 2012 and returned to more normal levels in the first quarter,” said Knudson. “In addition, we have begun a renovation project on our headquarters building, which is reducing rental income from this space by approximately $160,000 per quarter.  We anticipate completion of the project later this year and plan to lease the newly renovated space in 2014.”

Purchased receivable income contributed $702,000 to first quarter 2013 revenues, compared to $776,000 in the preceding quarter and $712,000 in the first quarter a year ago.  The purchased receivable income varies from quarter to quarter depending upon the financing needs of customers.

Employee benefit plan income contributed $569,000 to first quarter 2013 revenues, compared to $604,000 in the preceding quarter and $540,000 in the first quarter of 2012.

Service charges on deposit accounts continue to shrink due to declines in overdraft fees that have occurred in part due to regulatory changes.  In the first quarter of 2013 service charges were down 1% to $525,000 from $528,000 in the preceding quarter and fell 8% from $568,000 in the year ago quarter.  In the first quarter of 2013, electronic banking income contributed $504,000, a decrease of 10%  from the fourth quarter of 2012 and an increase of 4% from the year ago quarter.  Gain on sale of securities contributed $218,000 to first quarter 2013 revenues compared to $63,000 in the preceding quarter and $27,000 in the year ago quarter.

Other income decreased in the first quarter of 2013 primarily due to decreased rental income from vacant space that is being renovated in the company’s headquarters building.  Other income was $379,000 for the first quarter of 2013, a decrease of 55% from the fourth quarter of 2012 and a decrease of 34% from the first quarter of 2012.  The remainder of the decrease in the first quarter of 2013 as compared to the preceding quarter is primarily due to the receipt of miscellaneous interest income in the fourth quarter of 2012 related to an income tax refund.

Other Operating Expenses

Overhead costs decreased in the quarter ending March 31, 2013 as compared to fourth quarter of 2012 primarily due to lower OREO and marketing expenses.  Total operating expenses decreased 8%  to $9.7 million during the first quarter compared to $10.6 million in the fourth quarter last year and decreased 1%  from $9.8 million in the first quarter a year ago.  Compensation costs were relatively stable at $5.7 million in the first quarter, increasing 1% in the quarter and year-over-year.

Provision for Income Taxes

The provision for income taxes was $1.1 million, or 28% of first quarter 2013 pretax income, compared to $1.6 million, or 33% of pretax income in the preceding quarter and $1.0 million, or 28% of pretax income in the first quarter  a year ago.

Northrim Reports First Quarter Profit of $2.7 Million

April 23, 2013

About Northrim BanCorp

Northrim BanCorp, Inc. is the parent company of Northrim Bank, an Alaska-based community bank with ten branches in Anchorage, the Matanuska Valley, and Fairbanks serving 70% of Alaska’s population; and an asset based lending division in Washington. The Bank differentiates itself with its detailed knowledge of Alaska’s economy and its “Customer First Service” philosophy. Affiliated companies include Elliott Cove Insurance Agency, LLC; Elliott Cove Capital Management, LLC; Residential Mortgage, LLC; Northrim Benefits Group, LLC; and Pacific Wealth Advisors, LLC.

www.northrim.com

This release may contain “forward-looking statements” as that term is defined for purposes of Section 21D of the Securities and Exchange Act.  These statements are, in effect, management’s attempt to predict future events, and thus are subject to various risks and uncertainties. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. All statements, other than statements of historical fact, regarding our financial position, business strategy and management’s plans and objectives for future operations are forward-looking statements.  When used in this report, the words “anticipate,” “believe,” “estimate,” “expect,” and “intend” and words or phrases of similar meaning, as they relate to Northrim or management, are intended to help identify forward-looking statements.  Although we believe that management’s expectations as reflected in forward-looking statements are reasonable, we cannot assure readers that those expectations will prove to be correct.  Our actual results may differ materially and adversely from our expectations as indicated in the forward-looking statements.  These risks and uncertainties include our ability to maintain strong asset quality and to maintain or expand our market share or net interest margins, and to implement our marketing and growth strategies.  Further, actual results may be affected by our ability to compete on price and other factors with other financial institutions; customer acceptance of new products and services; the regulatory environment in which we operate; and general trends in the local, regional and national banking industry and economy as those factors relate to our cost of funds and return on assets.  In addition, there are risks inherent in the banking industry relating to collectability of loans and changes in interest rates.  Many of these risks, as well as other risks that may have a material adverse impact on our operations and business, are identified in the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, and from time to time are disclosure in our other filings with the SEC.  However, you should be aware that these factors are not an exhaustive list, and you should not assume these are the only factors that may cause our actual results to differ from our expectations.

Sources

2013 Alaska’s Construction Spending Forecast, Annual Report for the Construction Industry Progress Fund and the Associated General Contractors of Alaska by Scott Goldsmith and Mouhcine Guettabi, Institute of Social and Economic Research at the University of Alaska Anchorage

SNL Financial Bank and Thrift Index at www.snl.com

U.S. Energy Information Administration (EIA) monthly output report

http://www.alaskanomics.com/2013/03/video-2013-alaska-construction-spending-forecast.html

Northrim Reports First Quarter Profit of $2.7 Million

April 23, 2013

Income Statement
(Dollars in thousands, except per share data)	Three Months Ended
(Unaudited)	March 31,	December 31,	Three Month	March 31,	One Year
	2013	2012	% Change	2012	% Change
Interest Income:
Interest and fees on loans	$10,342	$10,569	-2%	$10,225	1%
Interest on portfolio investments	688	685	0%	787	-13%
Interest on deposits in banks	62	95	-35%	40	55%
Total interest income	11,092	11,349	-2%	11,052	0%
Interest Expense:
Interest expense on deposits	338	367	-8%	484	-30%
Interest expense on borrowings	192	202	-5%	214	-10%
Total interest expense	530	569	-7%	698	-24%
Net interest income	10,562	10,780	-2%	10,354	2%

Provision (benefit) for loan losses	150	(300)	150%	89	69%
Net interest income after provision (benefit) for loan losses	10,412	11,080	-6%	10,265	1%

Other Operating Income:
Purchased receivable income	702	776	-10%	712	-1%
Employee benefit plan income	569	604	-6%	540	5%
Service charges on deposit accounts	525	528	-1%	568	-8%
Electronic banking income	504	562	-10%	483	4%
Equity in earnings from mortgage affiliate	242	966	-75%	301	-20%
Gain on sale of securities	218	63	246%	27	707%
Other income	379	844	-55%	576	-34%
Total other operating income	3,139	4,343	-28%	3,207	-2%

Other Operating Expense:
Salaries and other personnel expense	5,735	5,688	1%	5,706	1%
Occupancy expense	888	857	4%	996	-11%
Marketing expense	447	667	-33%	437	2%
OREO expense, rental income and gains on sale, net	(6)	625	-101%	97	-106%
Professional and outside services	349	376	-7%	418	-17%
Equipment expense	278	312	-11%	294	-5%
Insurance expense	144	258	-44%	118	22%
Intangible asset amortization expense	58	59	-2%	64	-9%
Reserve for Purchased Receivables	84	8	950%	-	NA
Other expense	1,720	1,705	1%	1,628	6%
Total other operating expense	9,697	10,555	-8%	9,758	-1%

Income before provision for income taxes	3,854	4,868	-21%	3,714	4%
Provision for income taxes	1,090	1,588	-31%	1,026	6%
Net income	2,764	3,280	-16%	2,688	3%
Less: Net income attributable to the noncontrolling interest	90	118	-24%	112	-20%
Net income attributable to Northrim BanCorp	$2,674	$3,162	-15%	$2,576	4%

Basic EPS	$0.41	$0.49	-16%	$0.40	2%
Diluted EPS	$0.41	$0.48	-15%	$0.39	5%
Average basic shares	6,512,455	6,500,044	0%	6,467,540	1%
Average diluted shares	6,590,807	6,587,790	0%	6,567,654	0%

Northrim Reports First Quarter Profit of $2.7 Million

April 23, 2013

Balance Sheet
(Dollars in thousands)
(Unaudited)	March 31,	December 31,	Three Month	March 31,	One Year
	2013	2012	% Change	2012	% Change

Assets:
Cash and due from banks	$28,648	$40,834	-30%	$23,085	24%
Interest bearing deposits in other banks	73,879	113,979	-35%	69,344	7%
Portfolio investments	226,157	208,634	8%	222,194	2%

Loans:
Loans held for sale	11,454	11,705	-2%	12,266	-7%
Portfolio loans
Commercial loans	289,389	273,432	6%	246,147	18%
Commercial real estate	347,857	344,559	1%	345,675	1%
Construction loans	52,795	53,634	-2%	36,592	44%
Consumer loans	35,029	36,019	-3%	39,119	-10%
Unearned loan fees, net	(3,461)	(3,431)	1%	(3,275)	6%
Total portfolio loans	721,609	704,213	2%	664,258	9%
Total loans	733,063	715,918	2%	676,524	8%
Allowance for loan losses	(16,641)	(16,408)	1%	(16,288)	2%
Net loans	716,422	699,510	2%	660,236	9%
Purchased receivables, net	18,683	19,022	-2%	22,345	-16%
Other real estate owned, net	4,516	4,543	-1%	6,657	-32%
Premises and equipment, net	27,912	27,908	0%	27,870	0%
Goodwill and intangible assets	8,111	8,170	-1%	8,357	-3%
Other assets	46,830	37,507	25%	36,274	29%
Total assets	$1,151,158	$1,160,107	-1%	$1,076,362	7%

Liabilities:
Demand deposits	$344,012	$361,167	-5%	$302,104	14%
Interest-bearing demand	144,683	146,262	-1%	141,437	2%
Savings deposits	92,227	87,241	6%	82,570	12%
Alaska CDs	102,584	101,165	1%	104,811	-2%
Money market deposits	179,138	181,598	-1%	162,854	10%
Time deposits	92,269	92,696	0%	107,630	-14%
Total deposits	954,913	$ 970,129	-2%	901,406	6%
Securities sold under repurchase agreements	13,411	19,038	-30%	15,467	-13%
Other borrowings	6,675	4,479	49%	4,590	45%
Junior subordinated debentures	18,558	18,558	0%	18,558	0%
Other liabilities	19,497	11,550	69%	8,191	138%
Total liabilities	1,013,054	1,023,754	-1%	948,212	7%

Shareholders' Equity:
Northrim BanCorp shareholders' equity	138,025	136,260	1%	128,094	8%
Noncontrolling interest	79	93	-15%	56	41%
Total shareholders' equity	138,104	136,353	1%	128,150	8%
Total liabilities and shareholders' equity	$1,151,158	$1,160,107	-1%	$1,076,362	7%

Northrim Reports First Quarter Profit of $2.7 Million

April 23, 2013

Financial Ratios and Other Data
(Dollars in thousands)
(Unaudited)	March 31,	December 31,	March 31,
	2013	2012	2012
Asset Quality:
Nonaccrual loans	$4,292	$4,531	$6,821
Loans 90 days past due	112	-	-
Total nonperforming loans	4,404	4,531	6,821
Other real estate owned	4,516	4,543	6,657
Repossessed assets	-	-	-
Total nonperforming assets	$8,920	$9,074	$13,478
Performing restructured loans	$6,582	$8,627	$4,906
Nonperforming loans / portfolio loans	0.61%	0.64%	1.03%
Nonperforming assets / total assets	0.77%	0.78%	1.25%
Allowance for loan losses / portfolio loans	2.31%	2.33%	2.45%
Allowance for loan losses / nonperforming loans	378%	362%	239%
Gross loan charge-offs for the quarter	$14	$319	$656
Gross loan (recoveries) for the quarter	$(96)	$(537)	$(352)
Net loan charge-offs (recoveries) for the quarter	$(82)	$(218)	$304
Net loan charge-offs (recoveries) year-to-date	($82)	($1,464)	$ 304
Net loan charge-offs (recoveries) for the quarter / average loans, for the quarter	(0.01%)	(0.03%)	0.05%
Net loan charge-offs (recoveries) year-to-date / average loans,
year-to-date annualized[1]	(0.05%)	(0.21%)	0.18%

Capital Data (At quarter end):
Book value per share	$21.19	$20.93	$19.80
Tangible book value per share[2]	$19.95	$19.67	$18.51
Tangible Common Equity/Tangible Assets[3]	11.37%	11.12%	11.21%
Tier 1 Capital / Risk Adjusted Assets	15.07%	15.34%	15.04%
Total Capital / Risk Adjusted Assets	16.32%	16.60%	16.30%
Tier 1 Capital / Average Assets	13.41%	12.99%	13.31%
Shares outstanding	6,513,096	6,511,649	6,468,690
Unrealized gain on AFS securities, net of income taxes	$1,328	$1,368	$1,165

Profitability Ratios (For the quarter):
Net interest margin (tax equivalent)[4]	4.32%	4.25%	4.53%
Efficiency ratio[5]	70.35%	69.40%	71.48%
Return on average assets	0.97%	1.11%	0.99%
Return on average equity	7.86%	9.25%	8.14%

Northrim Reports First Quarter Profit of $2.7 Million

April 23, 2013

[1] This calculation annualizes net loan charge-offs (recoveries) for three months ended March 31, 2013 and 2012 and represents actual year-to-date net loan recoveries of $1.5 million divided by actual year-to-date average loans of $687.9 million for the year ended December 31, 2012.

[2] Tangible book value is a non-GAAP measure defined as shareholders' equity, less intangible assets, divided by shares outstanding.
	Book value per share	Tangible book value per share
Northrim BanCorp shareholder's equity	138,025,000	138,025,000
Less: goodwill and intangible assets	N/A	(8,111,000)
	138,025,000	129,914,000
Divided by shares outstanding	6,513,096	6,513,096
	$ 21.19	$ 19.95

[3] Tangible common equity to tangible assets is a non-GAAP ratio that represents total equity less goodwill and intangible assets divided by total assets less goodwill and intangible assets. This ratio has received more attention over the past several years from stock analysts and regulators. The GAAP measure of common equity to assets would be total equity to total assets. Total equity to total assets was 12.00% at March 31, 2013 as compared to 11.75% at December 31, 2012 and
11.91% at March 31, 2012.

[4] Tax-equivalent net interest margin is a non-GAAP performance measurement in which interest income on non-taxable investments and loans is presented on a tax-equivalent basis using a combined federal and state statutory rate of
41.11% in both 2013 and 2012.

[5] The efficiency ratio is a non-GAAP ratio that is calculated by dividing other operating expense, exclusive of intangible asset amortization, by the sum of net interest income and other operating income.

Average Balances
(Dollars in thousands)
(Unaudited)
	March 31,	December 31,	Three Month	March 31,	One Year
	2013	2012	% Change	2012	% Change

Average Quarter Balances
Loans held for sale	$6,652	$19,213	-65%	$15,263	-56%
Portfolio loans	710,145	689,511	3%	653,933	9%
Total loans	716,797	708,724	1%	669,196	7%

Total earning assets	1,004,804	1,022,992	-2%	934,131	8%
Total assets	1,114,376	1,135,758	-2%	1,046,872	6%

Noninterest-bearing deposits	320,385	346,495	-8%	285,597	12%
Interest-bearing deposits	603,273	600,263	1%	586,665	3%
Total deposits	923,658	946,758	-2%	872,262	6%

Shareholders' equity	137,893	135,949	1%	127,341	8%

-0-

Note Transmitted on GlobeNewswire on April 23, 2013, at 12:00 pm Alaska Standard Time.